                                                                      EXHIBIT 12

                      TEXAS GAS TRANSMISSION CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)


                                                                        POST-ACQUISITION
                                                       --------------------------------------------------
                                                        FOR THE                                 FOR THE
                                                         THREE                                   PERIOD
                                                         MONTHS            FOR THE             JANUARY 18,
                                                         ENDED            YEAR ENDED            1995 TO
                                                       MARCH 31,           DECEMBER             DECEMBER
               DESCRIPTION                               1997(a)           31, 1996             31, 1995
               -----------                             --------           ----------           ----------
Earnings Available for Fixed Charges:

   Net Income (Loss) . . . . . . . . . . . . . . . .    23,990            46,180                 28,326

   Plus - Interest expense, portion of rents
          representative of the interest factor
          and amortization of debt expense,
          discount and premium . . . . . . . . . . .     5,306            21,693                 24,210
        - Federal income taxes . . . . . . . . . . .    12,373            11,055                 26,039
        - Deferred income taxes  . . . . . . . . . .       816            12,778                (11,263)
        - State and municipal income taxes . . . . .     2,661             2,139                  7,766
                                                        ------            ------                -------
                Total  . . . . . . . . . . . . . . .    45,146            93,845                 75,078
                                                        ======            ======                =======

Fixed Charges:
   Interest on long-term debt. . . . . . . . . . . .     5,641            22,563                 21,531
   Other interest expense  . . . . . . . . . . . . .        65               880                  3,180
   Portion of rents representative of the
      interest factor  . . . . . . . . . . . . . . .        86               419                    507
   Amortization of debt expense, discount
      and premium . . . . . . . . . . . . . . . . . .     (486)           (2,169)                (1,008)
                                                        ------            ------                -------
                Total . . . . . . . . . . . . . . . .    5,306            21,693                 24,210
                                                        ======            ======                =======

Ratio of Earnings to Fixed Charges. . . . . . . . . .     8.51              4.33                   3.10
                                                        ======            ======                =======



                                                                                 PRE-ACQUISITION
                                                       -------------------------------------------------------------------
                                                        FOR THE
                                                        PERIOD
                                                       JANUARY 1,          FOR THE              FOR THE         FOR THE
                                                        1995 TO           YEAR ENDED           YEAR ENDED      YEAR ENDED
                                                       JANUARY 17,         DECEMBER             DECEMBER        DECEMBER
               DESCRIPTION                               1995              31, 1994             31, 1993        31, 1992
               -----------                             ----------         ----------           ----------     ------------
Earnings Available for Fixed Charges:

   Net Income (Loss) . . . . . . . . . . . . . . . .    (3,314)           32,479                 39,057          40,918

   Plus - Interest expense, portion of rents
          representative of the interest factor
          and amortization of debt expense,
          discount and premium . . . . . . . . . . .     1,163            28,255                 26,321          27,857
        - Federal income taxes . . . . . . . . . . .     2,049            (3,645)                18,330           5,107
        - Deferred income taxes  . . . . . . . . . .      (695)           26,985                  4,563          19,319
        - State and municipal income taxes . . . . .       530              (278)                 3,663           2,038
                                                        ------            ------                -------          ------
                Total  . . . . . . . . . . . . . . .      (267)           83,796                 91,934          95,239
                                                        ======            ======                =======          ======

Fixed Charges:
   Interest on long-term debt. . . . . . . . . . . .     1,031            23,885                 24,625          24,636
   Other interest expense  . . . . . . . . . . . . .        61             3,118                    711           2,450
   Portion of rents representative of the
      interest factor  . . . . . . . . . . . . . . .        33               517                    495             535
   Amortization of debt expense, discount
      and premium . . . . . . . . . . . . . . . . . .       38               735                    491             236
                                                        ------            ------                -------          ------
                Total . . . . . . . . . . . . . . . .    1,163            28,255                 26,322          27,857
                                                        ======            ======                =======          ======

Ratio of Earnings to Fixed Charges. . . . . . . . . .       (b)             2.97                   3.49            3.42
                                                        ======            ======                =======          ======

(a) Based on current rate structure, the Company experiences higher operating income in the first and fourth quarters as compared to the second and third quarters.

(b) Earnings were inadequate to cover fixed charges for the period January 1, 1995, to January 17, 1995, by $1.4 million.

      For the purpose of the ratio (i) earnings consist of income or loss before fixed charges and income taxes for the Company, and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the Company.